Exhibit 23.2 Consent of Crowe Horwath LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172984 on Form S-8 of Atlantic Coast Financial Corporation (successor to Atlantic Coast Federal Corporation) of our report dated March 31, 2010, with respect to the consolidated balance sheet as of December 31, 2009, and the consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009, which is included in this Annual Report on Form 10-K of Atlantic Coast Federal Corporation for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Brentwood, Tennessee
March 31, 2011